                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                        Date of Report: SEPTEMBER 1, 2000




                             MEDIS TECHNOLOGIES LTD.
             (Exact name of Registrant as specified in its charter)


        DELAWARE                     0-30391                   13-3669062
(State of incorporation)      (Commission File No.)           (IRS Employer
                                                            Identification No.)



                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                    (Address of principal executive offices)


                  Registrant's telephone number: (212) 935-8484





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ITEM 5. OTHER EVENTS

      On September 1, 2000, Medis Technologies Ltd. (the "Registrant") increased the size of its board of directors from six to eight members and appointed two new directors to fill the newly created vacancies, pursuant to authority provided to the board by the Registrant's By-Laws. Each newly appointed board member will hold office until such director's successor will have been duly elected and qualified or until such director's earlier death, resignation, disqualification or removal.

      The newly appointed board members are J.E. Goldman and Seymour Heinberg. Each of Messrs. Goldman and Heinberg meet the independence and experience requirements of The Nasdaq Stock Market, and are further appointed to the Registrant's audit committee of the board of directors.

      Mr. Goldman has over 50 years of science, technology and business experience. He is chairman of the board of Umbanet, Inc., a software company providing secure e-mail solutions, and is currently on the board of directors of Bank Leumi Trust Co. USA. From 1983 to 1994, Mr. Goldman founded and was the chairman and chief executive officer of Softstrip Inc. From 1968 to 1983, Mr. Goldman was the senior vice president-research and development and general manager-electro-optical systems division and medical diagnostics operation of Xerox Corp., where he also served on Xerox's board of directors from 1970 to 1982. He has also served on the boards of General Instrument Co., GAF Inc., Burndy Corp. and United Brands. Mr. Goldman has been a consultant to government agencies and companies including the US Department of Defense, Brookhaven and Oak Ridge National Laboratories, US Steel and Westinghouse Atomic Power Division. He has also served on numerous government and professional advisory boards and committees. Mr. Goldman received his Ph.D. in physics from the University of Pennsylvania.

      Seymour Heinberg has over 50 years of experience as a certified public accountant. Mr. Heinberg was principal of Seymour Heinberg, CPA, PC from 1973 until 1992, when that firm merged with Edward Isaacs & Co. LLP., where he is now a retired partner. Prior to that, he was a general partner in the public accounting firm Escoe & Heinberg from 1951 to 1973.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2000


                              MEDIS TECHNOLOGIES LTD.



                              By:  /s/  ROBERT K. LIFTON
                                   -----------------------------
                                   Name: Robert K. Lifton
                                   Title: Chairman and Chief Executive Officer